Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205655) pertaining to the 8point3 General Partner, LLC Long-Term Incentive Plan of 8point3 Energy Partners LP of our report dated March 10, 2015, with respect to the combined carve-out balance sheets of Select Project Entities and Leases of SunPower Corporation (Predecessor) as of December 28, 2014, and the related combined carve-out statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 28, 2014 and December 29, 2013, included in this Transition Report (Form 10-K/A) for the transition period from December 28, 2014 to November 30, 2015.

/s/ Ernst & Young LLP

San Jose, California

February 29, 2016